Exhibit 5.1

May 8, 2026

MGE Energy, Inc.
133 South Blair Street
Madison, Wisconsin 53703

Ladies and Gentlemen:

We have acted as counsel to MGE Energy, Inc., a Wisconsin corporation (the “Company”), in connection with the offering and sale by the Company of shares of common stock (the “Shares”) covered by the Registration Statement on Form S-3, No. 333-293693 (the “Registration Statement”), originally filed by the Company with the Securities and Exchange Commission (“SEC”) on February 24, 2026, under the Securities Act of 1933, as amended. The Shares are to be sold by the Company pursuant to an underwriting agreement dated May 6, 2026 (the “Underwriting Agreement”) among the Company and the Underwriters and Forward Sellers named therein and Forward Sale Agreements, each dated May 6, 2026 (each, a “Forward Sale Agreement” and collectively, the “Forward Sale Agreements”), between the Company and each Forward Purchaser named therein. The Underwriting Agreement provides for the offering and sale of 1,485,148 shares (the “Underwritten Shares”) of the Company’s common stock, par value $1 per share (the “Common Stock”), including 495,049 shares of Common Stock (the “Option Shares”) that may be sold pursuant to the exercise by the Underwriters of an option to purchase the Option Shares, pursuant to the Underwriting Agreement. The Forward Sale Agreements and Underwriting Agreement also provide for the offering and sale of 2,805,281 shares of Common Stock (the “Confirmation Shares”), including 495,049 Shares of Common Stock (the “Borrowed Option Shares”) that may be sold pursuant to the exercise by the Underwriters of an option to purchase additional Common Stock.

For the purpose of expressing the opinions in this letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith, the Prospectus, dated February 24, 2026 (the “Base Prospectus”), as supplemented by the Preliminary Prospectus Supplement, dated May 6, 2026 and the Prospectus Supplement, dated May 6, 2026 (together with the “Base Prospectus”, the “Prospectus”), relating to the offering and sale of the Shares, the Underwriting Agreement and the Forward Sale Agreements. In this

May 8, 2026

connection, we have examined or caused to be examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and others as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We are also familiar with the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of the Company and all amendments thereto and resolutions of the Board of Directors of the Company relating to the offering and sale of the Shares (“Resolutions”).

As to any facts material to the opinion expressed herein which were not independently established or verified by us, we have relied upon statements and representations of certain officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

1.
The Company is a corporation validly existing under the laws of the State of Wisconsin and is in good standing with the Wisconsin Department of Financial Institutions.
2.
The issuance of the Underwritten Shares has been duly authorized and, when and if issued and delivered by the Company against payment therefor in accordance with the Underwriting Agreement, the Resolutions, the Registration Statement and the Prospectus, the Underwritten Shares will be validly issued, fully paid and nonassessable.
3.
The issuance of the Confirmation Shares has been duly authorized and, when and if issued and delivered by the Company to, and paid for by, the Forward Purchasers in accordance with the applicable Forward Sale Agreement, the Underwriting Agreement, the Resolutions, the Registration Statement and the Prospectus, the Confirmation Shares will be validly issued, fully paid and nonassessable.

This letter is limited to the laws of the State of Wisconsin. We do not find it necessary for the purposes of such opinions to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of, the various states or the District of

May 8, 2026

Columbia as to the Shares. We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”) with the SEC, which Current Report will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made part of the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ STAFFORD ROSENBAUM LLP